EXHIBIT 99.1

Dendreon Reports Fourth Quarter and Year End 2005 Financial Results

SEATTLE, WA, March 13, 2006 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2005. Revenues for the year ended December 31, 2005 were $210,000, compared to $5.0 million for the year ended December 31, 2004. Revenues for the fourth quarter of 2005 were $37,000, compared to $75,000 for the same period in 2004.

The net loss for the year ended December 31, 2005 was $81.5 million, or $1.36 per share, compared to $75.2 million, or $1.32 per share for the year ended December 31, 2004. Net loss in the fourth quarter of 2005 was $24.8 million, or $0.40 per share, compared to a net loss of $21.7 million, or $0.37 per share, for the same period in 2004. Dendreon’s total operating expenses for the year ended December 31, 2005 were $86.7 million compared to $85.4 million in 2004. Net cash used in operating activities in 2005 was $69.6 million compared to $61.3 million in 2004.

As of December 31, 2005, Dendreon had approximately $166.4 million in cash, cash equivalents, and short-term and long-term investments compared to $195.7 million as of December 31, 2004. In December 2005, the Company completed a follow-on public offering of common stock resulting in gross proceeds of $51.8 million, or $48.3 million net after offering expenses.

“In 2005, Dendreon continued to make significant strides toward the commercialization of PROVENGE,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “We enter 2006 with a solid balance sheet and an organization that is squarely focused on preparing the PROVENGE BLA for submission to the FDA later this year.”

Highlights of Dendreon’s 2005 Accomplishments:

•	Announced decision to submit Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) to market PROVENGE® (sipuleucel-T). The decision followed a pre-BLA meeting in which the Company reviewed safety and efficacy data with the FDA from its two completed Phase 3 studies, D9901 and D9902A;

•	Obtained Fast Track designation from the FDA for PROVENGE for treatment of asymptomatic, metastatic, androgen-independent prostate cancer patients;

•	Signed agreement to lease commercial manufacturing space in Hanover, N.J. to meet anticipated clinical and commercial manufacturing needs for PROVENGE;

•	Announced agreement with the FDA under Special Protocol Assessment (SPA) procedure to amend design of ongoing Phase 3 IMPACT (D9902B) clinical trial of PROVENGE;

•	Completed enrollment in Phase 3 PROTECT (P-11) clinical trial of Provenge in over 170 men with non-metastatic androgen-dependent (hormone-sensitive) prostate cancer; and

•	Presented data showing that modulation of the Trp-p8 tumor target with small molecules inhibits tumor growth in vivo. The Company announced that it has identified a lead candidate for future clinical study that is one of several orally bio-available and potent agonists of Trp-p8 discovered at Dendreon.

2006 Outlook:

•	Complete submission of PROVENGE BLA to the FDA in second half of 2006;

•	Complete construction of manufacturing facility by middle of 2006;

•	Publish results from D9901 Phase 3 clinical trial of PROVENGE in men with metastatic, androgen-independent prostate cancer;

•	Report top-line results from PROTECT (P-11) Phase 3 clinical trial of PROVENGE in men with androgen-dependent prostate cancer; and

•	Publish results from P-16 Phase 2 clinical trial of PROVENGE and bevacizumab in men with androgen-dependent prostate cancer.

Conference Call Information

Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 877-502-9272 (domestic) or +1-913-981-5581 (international). The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A phone replay of the call will be available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 1573164.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company uses its experience in antigen identification, antigen engineering and antigen-presenting cell processing to produce active immunotherapy product candidates to potentially stimulate a cell-mediated immune response. PROVENGE (sipuleucel-T) is Dendreon’s lead active cellular immunotherapy in Phase 3 development for prostate cancer. The Company also discovered Trp-p8, a cold receptor and transmembrane ion channel in pre-clinical development, which is over-expressed in breast, prostate, lung and colon cancers.

Dendreon expects to leverage its expertise in active immunotherapies to further expand its pipeline and create additional partnering and licensing opportunities. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenue	$37	$75	$210	$5,035
Operating expenses:
Research and development	20,568	18,243	65,944	64,390
General and administrative	5,684	4,689	20,729	21,037

Total operating expenses	26,252	22,932	86,673	85,427

Loss from operations	(26,215)	(22,857)	(86,463)	(80,392)
Interest income	1,451	1,152	5,267	4,135
Interest expense	(75)	(35)	(351)	(255)
Other expense	—	—	—	(290)

Loss before income taxes	(24,839)	(21,740)	(81,547)	(76,802)
Foreign income tax benefit	—	—	—	1,562

Net loss	$(24,839)	$(21,740)	$(81,547)	$(75,240)

Basic and diluted net loss per share	$(0.40)	$(0.37)	$(1.36)	$(1.32)

Shares used in computation of basic and diluted net loss per share	61,921	58,860	59,912	57,103